SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          BREMER FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                                    BREMER(R)

                          BREMER FINANCIAL CORPORATION
                             A MINNESOTA CORPORATION
                        445 MINNESOTA STREET - SUITE 2000
                            ST. PAUL, MINNESOTA 55101
                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       APRIL 21, 1998 AT 8:00 O'CLOCK A.M.

                         -------------------------------


TO BREMER FINANCIAL CORPORATION STOCKHOLDERS:

The Annual Meeting of Stockholders of Bremer Financial Corporation ("Company") will be held on April 21, 1998 at 8:00 o'clock a.m., St. Paul, Minnesota time, at the offices of Bremer Financial Corporation, Suite 2000, 445 Minnesota Street, St. Paul, Minnesota 55101, for the following purposes:

         1. To consider and act upon the Board of Directors' recommendation to fix the number of directors of the Company at not less than four nor more than ten.

         2.       To elect a Board of Directors.

         3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant to audit the consolidated financial statements of the Company for the year ended December 31, 1998.

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The stock transfer books of the Company will not be closed. In lieu thereof, and in accordance with the Bylaws, the Board of Directors has set the close of business on March 6, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your attention is respectfully directed to the attached Proxy Statement and the Proxy. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN THE ATTACHED PROXY AND DATE, SIGN AND MAIL IT AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE.

                                     By order of the Board of Directors


                                     /s/ Janice A. Aus

                                     JANICE A. AUS
                                     Secretary

                          BREMER FINANCIAL CORPORATION
                             A MINNESOTA CORPORATION
                        445 MINNESOTA STREET - SUITE 2000
                            ST. PAUL, MINNESOTA 55101
                                  612-227-7621

                         -------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 21, 1998

                         -------------------------------

                                     GENERAL

This Proxy Statement is submitted in support of the solicitation of the attached proxy by the Board of Directors of Bremer Financial Corporation, a Minnesota corporation ("Company"), for the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 21, 1998 at 8:00 o'clock a.m. at the offices of Bremer Financial Corporation, Suite 2000, 445 Minnesota Street, St. Paul, Minnesota 55101, and at any adjournments thereof. The cost of solicitation will be borne by the Company. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders will be mailed to its stockholders on or about March 16, 1998. The Company will reimburse its transfer agent for expenses reasonably incurred in forwarding solicitation materials to beneficial owners of shares.

The Annual Meeting is being held for the purposes of fixing the number of and electing the Company's Board of Directors, ratifying the selection of Deloitte & Touche LLP as the independent accountant to audit the Company's consolidated financial statements for the year ended December 31, 1998, and transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Annual Report of the Company for the year ended December 31, 1997, including financial statements, is being mailed to stockholders simultaneously herewith, but the Annual Report is not to be considered part of the proxy soliciting materials unless a portion thereof is expressly incorporated herein by reference.

Only holders of shares of the Company's no par value Class A Common Stock ("Class A Common Stock") recorded at the close of business on March 6, 1998, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The securities of the Company outstanding as of March 6, 1998 and which are entitled to vote at the meeting consist of 1,200,000 shares of Class A Common Stock, each share being entitled to one vote. Stockholders do not have the right to cumulate votes for the election of directors.

The enclosed proxy, when properly signed and returned to the Company, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the Annual Meeting will be voted to set the number of the Board of Directors at not less than four nor more than ten, in favor of the nominees for directors proposed by the Board of Directors, in favor of ratifying the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant to audit the Company's consolidated financial statements for the year ended December 31, 1998, and, as to any other matters that may properly come before the Annual Meeting, in the best judgment of the proxy holders named in the enclosed proxy.

The enclosed proxy may be revoked at any time prior to its exercise at the meeting by the execution and exercise of a proxy bearing a later date and notification in writing given to the Secretary of the Company prior to the Annual Meeting. The authority of the proxy holders named in the enclosed proxy will be suspended if the stockholder executing the proxy is present at the meeting and elects to vote in person.

The Company may have one or more of its officers or employees communicate by telephone, telegraph, or mail with some of the stockholders who may have omitted to return proxies.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock of the Company as of March 6, 1998 by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock, by each director and by each nominee director, by each person named in the Summary Compensation Table included later in this Proxy Statement, and by all officers and directors of the Company as a group. Except as disclosed in the footnotes to the following table, none of the stockholders listed below beneficially owns common stock of the Company's parent(s) or subsidiaries other than through their ownership of the Company's Common Stock.


   Name and Address                Amount and Nature of
   of Beneficial Owner             Beneficial Ownership(1)   Percent of Class(2)
   -------------------             -----------------------   -------------------

   Otto Bremer Foundation (3)(4)           240,000                  20.0%

   Gene H. Sipe (4)                         27,717                   2.3%

   Kenneth P. Nelson (4)                    20,015                   1.7%

   Duaine C. Espegard (4)                   19,438                   1.6%

   Terry M. Cummings (4)                    12,827                   1.1%

   Stan K. Dardis (4)                        3,287                     *

   William H. Lipschultz (4)                     0                     0%

   Charlotte S. Johnson (4)                      0                     0%

   Daniel C. Reardon                             0                     0%
   U. S. Annuity Financial Group
   3435 Washington Square Drive
   Suite 204
   Eagan, MN 55122

   Sherman Winthrop                              0                     0%
   3200 Minnesota World Trade
     Center
   30 East Seventh Street
   St. Paul, MN 55101

   All officers and directors
   as a group (13 persons)                  94,102                   7.8%

------------------------------
* Less than 1%.

(1) Each person or group has sole voting and investment power with respect to all outstanding shares. The number and percentages of shares include those allocated to the accounts of the individuals and groups in the Company's Employee Stock Ownership Plan and the Bremer Banks Profit Sharing Plus Plan. See "Election of Directors and Management Information -- Executive Compensation."

(2) The percentage calculation is based on 1,200,000 shares of Class A Common Stock outstanding at March 6, 1998.

(3) Otto Bremer Foundation owns all of the 10,800,000 shares of the Company's Class B Common Stock, which are not entitled to be voted except with respect to certain extraordinary corporate transactions, none of which are being considered at the Annual Meeting of Stockholders to be held on April 21, 1998. The

         Trustees of the Otto Bremer Foundation are William H. Lipschultz, Charlotte S. Johnson, and Daniel C. Reardon.

(4) The address for each of these individuals is 445 Minnesota Street, Suite 2000, St. Paul, Minnesota 55101.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by rules adopted by the Securities and Exchange Commission ("SEC") under Section 16 of the Securities Exchange Act of 1934, a director or an executive officer of the Company is required to file with the SEC an Initial Report of Beneficial Ownership on Form 3 within a certain period after becoming an executive officer or director stating the number of shares of Class A Common Stock owned, a Report of Change in Beneficial Ownership on Form 4 to report transactions in the Company's Class A Common Stock, and an Annual Statement of Beneficial Ownership of Securities on Form 5 to report other transactions in the Class A Common Stock that are not required to be reported on a Form 4. Based upon the Company's review of such Forms furnished to it by the directors and executive officers required to file such Forms, the Company believes that, with the exception of the following incident and isolated incidents of late filings reported by the Company in previous Proxy Statements, all of these filing requirements have been satisfied. On December 1, 1997, Mr. Robert B. Buck, the Company's Chief Financial Officer, filed a Form 3 reporting that he became an executive officer of the Company effective on July 28, 1997; such Form 3 was due on or before August 7, 1997.

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Bylaws of the Company provide that the number of directors may be set by the stockholders (subject to the right of the Board of Directors to increase or decrease the number of directors as otherwise permitted by law). At the Annual Meeting held on April 15, 1997, the Company's stockholders voted to fix the number of the Company's Board of Directors at not less than four nor more than seven and elected five directors (William H. Lipschultz, Terry M. Cummings, Charlotte S. Johnson, Daniel C. Reardon and Sherman Winthrop). Effective March 1, 1998, the Board of Directors appointed Stan K. Dardis to serve as the sixth director.

It is the recommendation of the Company's Board of Directors that the number of directors be set at not less than four nor more than ten and that the six nominees named below be elected as directors, to serve as directors until the next Annual Meeting of the stockholders and until their successors are duly elected and qualified as directors. The Board of Directors may appoint up to four additional members to the Board if individuals qualified to serve as Directors are found and agree to serve. The Board of Directors does not have a nominating committee and, as such, the recommendations for election of Directors have been made by the Board of Directors as a whole.

Unless otherwise directed, the proxies solicited by the Board of Directors will be voted at the Annual Meeting in favor of setting the number of directors at not less than four nor more than ten and in favor of the six nominees named below. However, in the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of the Annual Meeting on April 21, 1998 or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also (at the discretion of the holders of said proxies) be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unwilling or unable to serve.

The affirmative vote of a majority of the shares of Class A Common Stock of the Company present at the Annual Meeting either in person or by proxy and entitled to vote (assuming a quorum is present) is required to fix the number of directors at not less than four nor more than ten, and a plurality of such voting power is required to elect each director. A quorum consists of a majority of the shares entitled to vote at the Annual Meeting.

INFORMATION ABOUT NOMINEES FOR ELECTION AS DIRECTORS

All of the nominees for election as directors are presently serving as directors of the Company. The names and ages of the six nominees are as follows:

                                        Ages as of
         Names and Nominees          February 28, 1998       Director Since
         ------------------          -----------------       --------------
         Terry M. Cummings                   57                   1988
         Stan K. Dardis                      48              March 1, 1998
         William H. Lipschultz               68                   1961
         Charlotte S. Johnson                51                   1993
         Daniel C. Reardon                   36                   1996
         Sherman Winthrop                    67                   1995

Mr. Terry Cummings has been Chairman of the Board of the Company since March 1998. From July 1988 until March 1998, he was President, Chief Executive Officer and a Director of the Company. Mr. Cummings is also a Director of Bremer Financial Services, Inc. ("BFSI") and has served in that capacity since 1982. He was President, Chief Executive Officer and Secretary of BFSI from July 1982 until March 1998.

Mr. Stan K. Dardis has been President, Chief Executive Officer and a Director of the Company since March 1998. From June 1996 until March 1998, he was Executive Vice President and Chief Operating Officer of the Company. From December 1993 until June 1996, he was Executive Vice President and Retail Banking Services Director of the Company. He has also been President and Chief Executive Officer of BFSI since March 1998 and a Director of BFSI since September 1993. From December 1989 until June 1993, Mr. Dardis was President, Chief Executive Officer, and a Director of Metropolitan Financial Bank, a subsidiary of Metropolitan Financial Corporation.

Mr. William H. Lipschultz served as the Chairman of the Board of the Company from April 1995 until March 1, 1998, at which time he resumed his role as Vice President and continued as a Director of the Company. He has been a Director of the Company and a Trustee of the Foundation since 1961, and he had been Vice President and Treasurer of the Company from 1961 until his appointment as Chairman of the Board in 1995. Mr. Lipschultz retired in 1996 from Stone Container Corporation after serving as Vice President of that company since 1976. In August 1996, Mr. Lipschultz became a director of Bremer Investment Funds, Inc., an open-end diversified investment company registered under the Investment Company Act of 1940, which offers shares in two different mutual funds.

Ms. Charlotte S. Johnson has been a Vice President and a Director of the Company since April 1993 and a Trustee of the Foundation since July 1991. Since July 1991 she has been involved in the Foundation's affairs on a daily basis, serving as a representative for the organization and working on special projects.

Mr. Daniel C. Reardon has been a Vice President and a Director of the Company since May 1996 and a Trustee of the Foundation since January 1995. He is also the sole owner of U.S. Annuity Financial Group, an annuity brokerage firm formed in 1995. From January 1990 until May 1995, he was Vice President of Investments with Prudential Securities.

Mr. Sherman Winthrop has been a Director of the Company since February 1995. He has been a senior member of the law firm of Winthrop & Weinstine, P.A., general counsel to the Company, since February 1979. Mr. Winthrop served as a Director and Secretary of Zytec Corporation until it was acquired by Computer Products, Inc. effective on December 29, 1997.

No nominee for the Board of Directors is a director of another company (that is, other than the Company) with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to Section 15(d) of that Act. With the exception of Mr. Lipschultz, no nominee for the Board of Directors is a director of a company registered as an investment company under the Investment Company Act of 1940.

DIRECTORS' COMPENSATION. Mr. William H. Lipschultz was paid $40,000 of compensation in 1997 for rendering his services as Chairman of the Board and a Director of the Company. Ms. Charlotte S. Johnson and Mr. Daniel C. Reardon were paid $40,000 each in 1997 for serving as Vice Presidents and Directors of the Company. Mr. Sherman Winthrop received $15,000 in 1997 for serving as a Director of the Company. In addition, in 1997 Mr. Lipschultz, Ms. Johnson and Mr. Reardon each received an annual trustee fee of $39,500 paid by the Foundation.

INFORMATION ABOUT CERTAIN EXECUTIVE OFFICERS AND OTHER OFFICERS

Mr. Duaine C. Espegard, who is 54 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Espegard has been a Director of BFSI since 1984. He is also Chief Executive Officer of First American Bank, N.A. in Grand Forks, North Dakota, one of the Company's subsidiary banks ("Subsidiary Banks"), and has served in such capacity since September 1993.

Mr. Kenneth P. Nelson, who is 59 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Nelson has been a Director of BFSI since 1984. He is also Chief Executive Officer of First American Bank, N.A., South St. Paul, Minnesota, and has served in such capacity since May 1997.

Mr. Gene H. Sipe, who is 60 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Sipe has been a Director of BFSI since 1984.

Mr. Robert B. Buck, who is 49 years old, has been Senior Vice President and Chief Financial Officer of the Company and BFSI since July 1997. He has also been a Director of BFSI since July 1997. From July 1992 until July 1997, Mr. Buck was Vice President of National City Bank of Minneapolis.

Mr. Ernest W. (Bud) Jensen, who is 50 years old, has been Senior Vice President and Chief Credit Officer of the Company and BFSI since April 1994. From January 1991 until April 1994, he was Senior Vice President--Credit of BFSI. Mr. Jensen has been a Director of BFSI since September 1996.

INFORMATION CONCERNING MEETINGS OF BOARD OF DIRECTORS

During the fiscal year ended December 31, 1997, the Board of Directors held 10 formal meetings and adopted resolutions by a unanimous written action in lieu of a meeting three times; no Director attended fewer than 75% of all meetings held when he or she was a Director. Board members also met informally during the year to discuss various aspects of the business affairs of the Company. The Company has no standing audit, nominating or compensation committee or any other committee performing similar functions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table summarizes the annual compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the years ended December 31, 1995, 1996 and 1997 and certain other compensation paid in 1995, 1996 and 1997 with respect to the Company's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for 1997:

                           SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                                                Compensation
                                 Annual Compensation           --------------
                         ----------------------------------    Value of Stock
Name and Principal                                 Bonus          Received           All Other
     Position            Year       Salary        Earned(1)     Under ESOP(2)     Compensation(3)
------------------       ----       ------        ---------     -------------     ---------------
Terry M. Cummings,       1997     $ 284,778      $ 116,986        $   1,201        $   41,447
  President and Chief    1996       250,008        100,000            1,711            41,803
  Executive Officer      1995       245,620         58,500            1,797            39,043

Stan K. Dardis,          1997     $ 227,333      $  76,923        $   1,201        $   17,998
  Executive Vice         1996       204,917         58,674            1,711            16,959
  President              1995       180,834         45,500            1,797            14,445

Gene H. Sipe,            1997     $ 173,200      $  49,760        $   1,201        $   36,974
  Executive Vice         1996       172,500         46,192            1,711            36,607
  President              1995       168,383         40,000            1,797            45,135

Duaine C. Espegard,      1997     $ 160,500      $  43,062        $   1,201        $   32,538
  Executive Vice         1996       159,967         42,805            1,711            32,336
  President              1995       157,024         35,000            1,797            57,742

Kenneth P. Nelson,       1997     $ 161,067      $  47,400        $   1,201        $   29,482
  Executive Vice         1996       157,750         42,245            1,711            26,511
  President              1995       154,035         25,708            1,797            22,050


         ------------------------------

(1) Represents bonuses earned in the indicated year which were paid in the subsequent year under the Company's Annual Incentive Compensation Plans. See "Election of Directors and Management Information -- Report of Board of Directors on Annual Compensation." The executive officers named in the table above may elect to defer a part or all of the bonus dollars earned under the Annual Incentive Compensation Plan pursuant to the Company's Deferred Compensation Plan for Directors of Bremer Financial Services, Inc. ("Deferred Compensation Plan").

(2) Represents the dollar value of shares of Class A Common Stock earned in the years shown for the account of the named executive officers as part of the discretionary component of the Bremer Banks Profit Sharing Plus Plan ("Profit Sharing Plan") available to all employees. These shares are held in the Company's Employee Stock Ownership Plan ("ESOP"). Dollar value is calculated based upon the per share fair market value of the Class A Common Stock as determined by independent appraisal in effect at the time the award is determined, as there is no established trading market for the Company's Class A Common Stock. The dollar values of the shares of Class A Common Stock held under the ESOP for the accounts of the executive officers named in the Table, based upon the $31.20 per share fair market value in effect at December 31, 1997 as determined by independent appraisal, were as follows: Mr. Cummings ($39,544), Mr. Dardis ($4,479), Mr. Sipe ($33,119), Mr. Espegard
         ($28,431), and Mr. Nelson ($31,693). Under the ESOP, and at the option of the Administrator thereof, cash dividends declared on the shares of Class A Common Stock held by the ESOP will be held in the ESOP, used to acquire additional shares, distributed to the ESOP participants, or allocated to the participants' other investment account.

(3) Consists of (i) life insurance premiums paid by the Company on behalf of the executive officers named in the Table pursuant to the Company's Benefit Bank program available to all employees; (ii) amounts contributed by the Company on behalf of the named executive officers under the Profit Sharing Plan available to all employees; (iii) amounts contributed by the Company under the Company's Supplemental Executive Retirement Plan in the form of a nonqualified deferred compensation plan (the "SERP") which supplements the Company's qualified pension plan, known as the Bremer Banks Retirement Plan; and (iv) reimbursement of relocation expense incurred in connection with position or responsibility changes, or as a term of employment. Life insurance premiums paid in 1997 consisted of the following: Mr. Cummings ($1,769), Mr. Dardis ($538), Mr. Sipe ($3,158), Mr. Espegard ($854),
         and Mr. Nelson ($0). Amounts contributed under the Profit Sharing Plan in 1997 consisted of the following: Mr. Cummings ($10,372),

         Mr. Dardis ($10,372), Mr. Sipe ($10,372), Mr. Espegard ($10,372), and
         Mr. Nelson ($10,372). Amounts contributed under the SERP in 1997 consisted of the following: Mr. Cummings ($29,306), Mr. Dardis ($7,088), Mr. Sipe ($23,444), Mr. Espegard ($21,312), and Mr. Nelson
         ($19,110). Reimbursement of relocation expense consisted of $29,702 in 1995 for Mr. Espegard.

SUMMARY OF PLANS

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). The ESOP is a discretionary defined contribution plan for all employees of the Company and its affiliates designed to invest primarily in the capital stock of the Company, including the Class A Common Stock. The ESOP is funded solely with contributions made by the Company. It is the intention of the Company to make periodic contributions to the ESOP in addition to or in lieu of the "discretionary" component of the Profit Sharing Plan. See "Election of Directors and Management Information -- Compensation Pursuant to Plans -- Profit Sharing Plan." The maximum amount contributable under the ESOP (as it has not borrowed any funds to purchase the Company's capital stock) is 15% of the plan compensation of all eligible employees, reduced by any amounts contributed to the Company's Profit Sharing Plan (which is discussed below). "Plan compensation" includes all regular salary and wages paid or accrued for eligible employees and 100% of the current year's "qualified commissions" (which is defined as commissions received as part of a specified compensation plan as approved by the Plan Administrator), but excludes overtime and bonuses. Amounts may be contributed for eligible employees for each year in which a contribution is made to the ESOP from the time the employee becomes eligible to participate until the time the employee no longer participates. Benefits are distributed to employees or their beneficiaries in the event of an employee's retirement, death or disability. In addition, an employee who terminates his or her employment with the Company or any of its related entities may elect a distribution beginning not later than one year after the fifth year following the year in which the employee leaves the ESOP and then over a period of not longer than five years.

No amounts were paid or distributed pursuant to the ESOP during 1997 to the individuals named in the Summary Compensation Table. The values of the shares of Class A Common Stock acquired under the ESOP for the accounts of the individuals named in the Summary Compensation Table during 1995, 1996 and 1997 are set forth in the Table under the heading "Long-Term Compensation -- Value of Stock Received Under ESOP." The employer contribution (which was made in 1998), for all the Company's employees (including executive officers) participating in the ESOP in 1997, was $250,000.

PROFIT SHARING PLAN. The Company maintains under Sections 401(a) and 401(k) of the Code a profit sharing plan known as the Bremer Banks Profit Sharing Plus Plan ("Profit Sharing Plan"), in which executive officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions. It is a defined contribution profit sharing plan designed to provide retirement benefits to the employees of the Company and its affiliates. The Profit Sharing Plan is designed to be funded with both Company contributions and employee contributions. The Company's contribution consists of three components: 2% Credit, Match and Discretionary. Eligible employees are given 2% of their pay as a credit which they can redeposit in the Profit Sharing Plan, which constitutes part of the Section 401(k) portion of the Profit Sharing Plan. The employees are able to contribute to the Profit Sharing Plan on a pre-tax basis up to an additional 13% of their "plan compensation" (which is also part of the Section 401(k) portion of the Profit Sharing Plan). "Plan compensation" includes all regular salary and wages paid to or accrued for employees and 100% of the current year's "qualified commissions" (consisting of commissions received as part of a specified compensation plan as approved by the Plan Administrator), but excludes overtime and bonuses. The Company will "match" between 50% and 100% (depending on the percentage of pay contributed) of the first 1% to 5% of plan compensation the employee contributes on a pre-tax basis. The match can exceed neither 2.5% of any individual employee's plan compensation nor 50% of the adjusted net earnings of the Company for the particular plan year. The discretionary contribution is based on consolidated earnings of the Company. It may be paid in the form of the Company's stock contributions (or contributions of cash used to purchase Company capital stock) to the ESOP or cash contributions to the Profit Sharing Plan. See "Election of Directors and Management Information -- Summary of Plans -- Employee Stock Ownership Plan." Under the Profit Sharing Plan, all cash dividends paid on the Class A Common Stock are allocated to the accounts of the participants holding shares of Class A Common Stock in their profit sharing accounts.

No amounts were paid or distributed during 1997 pursuant to the Profit Sharing Plan to the individuals in the Summary Compensation Table. Benefit amounts contributed by the Company pursuant to the Profit Sharing Plan for the individuals named in the Summary Compensation Table during 1995, 1996 and 1997 are set forth in the Summary Compensation Table under the heading "All Other Compensation." Employer contributions (which were made in 1997 and 1998), for all the Company's employees (including executive officers) participating in the Profit Sharing Plan in 1997, were $2,053,000.

PENSION PLAN. The Company maintains the Bremer Banks Retirement Plan ("Pension Plan"), which is a defined benefit pension plan designed to provide retirement benefits to the employees of the Company and its subsidiaries. The following table sets forth estimated annual retirement benefits payable under the Pension Plan at age 65 (normal retirement age), calculated based on final average compensation (salaries are assumed to remain constant), years of service under the Pension Plan, and a Social Security Covered Compensation amount of $44,448 for someone born in 1940:

                               PENSION PLAN TABLE

                                      Estimated Annual Retirement Benefits
                                              Years of Service(1)
                                --------------------------------------------------------------
         Compensation              5            10           20            30            35
         ------------           -------      --------      -------      --------      --------
         $ 75,000............   $ 4,500      $  9,100      $18,200      $ 27,300      $ 31,800
          100,000............     6,400        12,900       25,800        38,700        45,100
          125,000............     8,300        16,700       33,400        50,100        58,400
          150,000............    10,200        20,500       41,000        61,500        71,700
          175,000............    12,100        24,300       48,600        72,900        85,000
          200,000............    14,000        28,100       56,200        84,300        98,300
          225,000............    15,900        31,900       63,800        95,700       111,600
          250,000............    17,800        35,700       71,400       107,100       124,900
          275,000............    19,700        39,500       79,000       118,500       138,200
          300,000............    21,600        43,300       86,600       129,900       151,500

----------------------

(1) The plan incorporates the pay limits under Section 401(a)(17) of the Code. The pay limit for 1997 was $160,000, and this amount is indexed each year. The retirement benefits shown above do not reflect the pay limit.

With respect to the individuals named in the Summary Compensation Table, the years of credited service are as follows: Mr. Terry M. Cummings (21), Mr. Stan
K. Dardis (4), Mr. Gene H. Sipe (35), Mr. Duaine C. Espegard (28) and Mr. Kenneth P. Nelson (24).

The Company's contributions under the Pension Plan are actuarially determined based upon the age, compensation, and years of service of the participating employees. The criteria used to determine the amounts contributed or payable does not depend upon any performance formula or measure. The "normal retirement benefit" is equal to 1% of an employee's "final average compensation" multiplied by the employee's "credited service" (one month for each calendar month during which the employee is compensated as a participant under the Pension Plan), at normal retirement date with a maximum of 30 years plus .52% of the employee's final average compensation in excess of the "Social Security covered compensation amount" multiplied by the employee's credited service at normal retirement date, up to a maximum of 30 years. "Final average compensation" is defined to mean average monthly compensation during the 60 consecutive months which produce the highest average out of the last 120 consecutive months of employment. The "Social Security covered compensation amount" is the average of the Social Security taxable wage base in effect for the 35 year period ending in the year before the employee attains Social Security retirement age. In addition, an employee may receive an early retirement benefit if he or she has attained age 55 and has completed at least five years of vesting service. The early retirement benefit can be reduced to a minimum of 42% of the regular retirement benefit, depending upon the number of years of service the employee has within the Pension Plan. For purposes of the Pension Plan, the term "compensation" includes salary and wages, and for those eligible participants in the Executive Incentive Program, the "target award" portion of the Annual Incentive Compensation Plan described below, but it excludes any employee's credits under any flexible benefit program under Section 125 of the Code. In addition, compensation excludes any contributions made to the ESOP or the Profit Sharing Plan, except for elective pre-tax contributions to the Profit Sharing Plan by employees. At retirement, benefits are computed on a straight life annuity basis.

REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION

The Company's Board of Directors is responsible for insuring that the compensation for executives is consistent with the Company's compensation philosophy. The Board believes that the Company's executive compensation is reasonable given its financial performance and as compared to other similar companies in the industry.

The Board annually evaluates the performance and compensation of the Company's Chief Executive Officer, Mr. Terry M. Cummings, and its other executive officers. The Board's deliberations regarding the annual compensation of Mr. Cummings and other officers do not take place in the presence of the officer whose compensation is being discussed.

COMPENSATION PRINCIPLES. The executive compensation strategy of the Company's Board of Directors is based on the beliefs and guiding principles that compensation should be aligned with business strategy, Company values, and management initiatives. The program:

         Rewards executives for strategic management and the enhancement of stockholder value as measured by financial performance.

         Integrates compensation programs with the Company's strategic planning and measurement processes.

         Supports a performance-oriented environment that rewards performance with respect to the goals of the Company and its affiliates.

         Attracts, retains, and motivates key executives critical to the long-term success of the Company as a whole.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE. Profitability and attainment of strategic corporate objectives are the major determinants in the compensation awarded to the Company's executives. While there is no precise formula for determining base salary as compared to Company performance, these measures are generally the basis for the Annual Incentive Compensation Plans, as described below.

ANNUAL INCENTIVE COMPENSATION PLANS. The Company's Annual Incentive Compensation Plans ("Annual Plans") are designed to provide, through cash awards, an incentive to key officers of the Company to meet or exceed prescribed targets. The basis of payout for the Annual Plans for Mr. Cummings and Mr. Dardis is 100% of the performance target of Return on Realized Equity ("RORE"), measured at the Company level on a consolidated group basis. The remainder of the Annual Plans are primarily based on consolidated group RORE in addition to work plan objectives tied to each executive's specific area of responsibility. The Annual Plans for participants for the year ended December 31, 1997 specified a maximum award ranging from 30% to 60% of salary depending upon the officer's position and level of responsibility. Lesser amounts may be paid to an executive officer based on the degree of attainment of the goals. The amounts paid under the Annual Plans to the executive officers named in the Summary Compensation Table are set forth under the heading "Annual Compensation -- Bonus Earned."

LONG TERM INCENTIVE COMPENSATION PLANS. The Company's Long Term Incentive Compensation Plans ("Long Term Plans") are designed to provide, through cash awards, an incentive to key officers of the Company to meet or exceed prescribed targets. More specifically, the goals of the Long Term Plans are to: 1) ensure high levels of profitability; 2) encourage growth through acquisitions; and 3) increase efficiencies. The performance measure is RORE measured at the Company level on a consolidated basis, averaged over a three year performance period. The Long Term Plans were effective January 1, 1995 and January 1, 1996, covering the years 1995 through 1997 ("1995 Long Term Plans") and 1996 through 1998 ("1996 Long Term Plans"), respectively. While no incentives were earned under the 1995 Long Term Plans, reserves have been set aside for potential payouts under the 1996 Long Term Plans based on the average of the Company's RORE for the performance period from January 1, 1996 through December 31, 1998. For Mr. Cummings, the target payout is 60% of salary, and the maximum award is 120% of salary. For Messrs. Dardis, Sipe, Espegard, and Nelson, the target payout is 45% of salary and the maximum payout is 105% of salary. Lesser amounts may be paid to an executive officer based on the degree of attainment of the goals. The officers named above have the option to defer a part or all of any incentive dollars earned under the Long Term Plans pursuant to the Deferred Compensation Plan described below.

DEFERRED COMPENSATION PLAN. Effective January 1, 1994, the Company implemented the Deferred Compensation Plan (the "Deferred Compensation Plan"). All of the executive officers named in the Summary Compensation Table are eligible to be participants in the Deferred Compensation Plan. Under the Deferred Compensation Plan, each participant may elect to defer certain percentages of payouts under the Annual Plans and the Long Term Plans. Interest at an annual market rate is accrued with respect to compensation deferred under the Deferred Compensation Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective January 1, 1994, the Company implemented the Supplemental Executive Retirement Plan ("SERP"). Messrs. Cummings, Dardis, Sipe, Espegard, and Nelson are participants in the SERP. Eligibility to participate requires that the individual be a Director of BFSI and have a base annual salary greater than $140,000, indexed yearly for the cost of living. The participant becomes vested in this benefit after five years of service with the Company. The SERP is designed to replace benefits lost due to changes in the Code. Specifically, it supplements the benefits determined under the Pension Plan to the extent the benefits under the Pension Plan with its pay limit of $160,000 (as indexed in the future based on the cost of living) is less than what the benefits would have been had the pay limit remained at $260,000 (as indexed in the future based on the cost of living). The criteria used to determine the amounts contributed or payable does not depend upon any performance formula or measures.

COMPANY PERFORMANCE AND COMPENSATION OF CHIEF EXECUTIVE OFFICER. During Mr. Cummings' tenure as the Company's President and Chief Executive Officer, the Company has performed well as compared to historical Company performance and the performance of the banking industry as a whole. Since 1990, the Company's earnings have increased at an average rate of 13.9% annually. Additionally, Mr. Cummings has had major responsibility for notable progress made by the Company on several key strategic objectives, including acquisitions and productivity improvements. This performance resulted in increased compensation paid to Mr. Cummings. Specifically, his annual compensation (exclusive of bonuses received) increased 11.6% from 1994 to 1995, 1.8% from 1995 to 1996, and 13.9% from 1996 to 1997, while the Company's earnings increased 5.2% from 1994 to 1995, 17.3% from 1995 to 1996 and 10.2% from 1996 to 1997.

APPROVAL OF EXECUTIVE COMPENSATION. The entire Board of Directors of the Corporation, in lieu of appointing a compensation committee, sets and administers the policies and plans which govern executive compensation. The identities of the members of the Board of Directors are set forth in the section of this Proxy Statement entitled "Election of Directors and Management Information -- Information About Nominees for Election as Directors."

The Board believes that its current compensation philosophy and approach has served the Company's stockholders fairly, and it plans to continue the same compensation philosophy and approach for the foreseeable future.

By the Board of Directors:

Terry M. Cummings
Stan K. Dardis
William H. Lipschultz
Charlotte S. Johnson
Daniel C. Reardon
Sherman Winthrop

PERFORMANCE GRAPH

The following graph and table compare the cumulative total stockholder return during the five years ended December 31, 1997 on (a) the Company's Class A Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the realized book value of the Company's Class A Common Stock at the end and the beginning of the measurement period; by (ii) such realized book value at the beginning of the measurement period), (b) the S&P (Standard & Poor's) 500 Composite and (c) the Nasdaq Bank Stocks Composite. The graph and table assume a $100 investment on January 1, 1993, with the reinvestment of all dividends. It should be noted that the Company's Class A Common Stock is not actively traded on an established market and generally all sales of shares of Class A Common Stock consist of transfers through the Company's Profit Sharing Plan. As such, sales are based on the Company's unrealized book value per share. The "prices" for shares of Class A Common Stock in the graph and table reflect the realized book value per share in effect at that time, which excludes unrealized market value adjustments pursuant to Statement of Financial Accounting Standards No. 115 and which is not greatly influenced by market forces which otherwise may affect the trading value of stocks, such as government policy, investor psychology, speculation, and perceptions of the Company's industry.

                       PERFORMANCE MEASUREMENT COMPARISON
            CUMULATIVE TOTAL STOCKHOLDER RETURN SINCE JANUARY 1, 1993

                              [PLOT POINTS GRAPH]

                                                           At December 31,
========================================================================================================
                                  1992         1993        1994        1995         1996        1997
                               -------------------------------------------------------------------------
Bremer Financial Corporation    $100.00      $115.21     $130.25     $146.86      $167.23     $191.02
                               -------------------------------------------------------------------------
S&P 500 Index                   $100.00      $110.71     $112.14     $153.57      $188.83     $251.83
                               -------------------------------------------------------------------------
Nasdaq Bank Index               $100.00      $113.81     $113.39     $169.04      $223.42     $372.25
========================================================================================================



CERTAIN TRANSACTIONS

BFSI has employment agreements with Messrs. Terry M. Cummings, Duaine C. Espegard, Kenneth P. Nelson and Gene H. Sipe ("BFSI Agreements") which provide for an employment term expiring December 31, 1998. However, employment under the BFSI Agreements may be terminated at an earlier date upon the willful failure or refusal of the officer to perform his duties; at BFSI's election, upon the inability of the officer to perform his duties for a period in excess of 180 consecutive days as a result of accident, illness, or other disability; or upon the officer's death. The BFSI Agreements provide that the base salary paid in any year cannot be less than the base salary paid in the previous year.

The Subsidiary Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with some directors and officers of the Company and directors of a significant subsidiary (including the Subsidiary Banks) or with an associate of such person. Such transactions have been and will be made on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not and will not involve more than normal risk of collectibility. The dollar amount of these loans was $16.5 million at December 31, 1996 and $16.7 million at December 31, 1997. During 1997, $44.4 million of new loans were made, repayments totalled $44.9 million, and changes in the composition of directors and officers or their associations increased the loans outstanding by $0.7 million. No loans to a related person were restructured to provide for a deferral of payments and/or a reduction in interest rates.

                                   ACCOUNTANTS

On January 29, 1998, and subject to the ratification of the holders of Class A Common Stock, the Board of Directors recommended that Deloitte & Touche LLP be engaged as the Company's principal accountant to audit the Company's consolidated financial statements for the year ended December 31, 1998. The affirmative vote of a majority of the shares of Class A Common Stock is necessary at the Annual Meeting at which a quorum is present either in person or by proxy to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent accountant. If the holders of Class A Common Stock do not ratify the selection of Deloitte & Touche LLP, other certified public accountants will be considered and selected by the Board of Directors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

All items of business intended by the management to be brought before the Annual Meeting are set forth in this Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, the persons named as the proxies will vote on such matters in accordance with their best judgment.

                                  ANNUAL REPORT

For a copy of the Company's Annual Report on Form 10-K, please contact Stuart F. Bradt, Bremer Financial Corporation, 445 Minnesota Street, Suite 2000, St. Paul, Minnesota 55101, (612) 282-9715.

                          FUTURE STOCKHOLDER PROPOSALS

Under the Securities Exchange Act of 1934, the stockholders of the Company have certain rights to have stockholder proposals included within the Proxy Statement of the Company for the Company's Annual Stockholders' Meeting in 1999. Any voting stockholder desiring to submit a proposal for consideration at the Annual Meeting held in 1999 should forward the proposal so that it will be received in the Company's principal executive offices no later than November 16, 1998. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conform to the rules of the Securities and Exchange Commission will be included in the 1999 Proxy Statement. Due to the technical nature of the rights of stockholders and the Company in this area, a stockholder desiring to make a stockholder proposal should consider consulting his or her personal legal counsel with respect to such rights.

                                       By Order of the Board of Directors

                                       /s/ Janice A. Aus

                                       JANICE A. AUS
Dated: March 16, 1998                  Secretary

                          Bremer Financial Corporation
                             A Minnesota Corporation
                        445 Minnesota Street - Suite 2000
                            St. Paul, Minnesota 55101

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Terry M. Cummings and Stan K. Dardis, and either of them, are hereby appointed Proxies, each with the power to appoint his substitute, to represent and to vote, as designated below, all shares of the Class A Common Stock of Bremer Financial Corporation held of record by the undersigned on March 6, 1998 at the Annual Meeting of Shareholders to be held on April 21, 1998 or any adjournment thereof.

1. PROPOSAL TO FIX NUMBER OF DIRECTORS AT NOT LESS THAN FOUR (4) NOR MORE THAN TEN (10):

         [ ]  For                  [ ]  Against                  [ ]  Abstain

2.       ELECTION OF DIRECTORS:

         [ ] FOR all nominees listed below except as marked to the contrary below.

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below. (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

         Terry M. Cummings, Stan K. Dardis, William H. Lipschultz, Charlotte S. Johnson, Sherman Winthrop, and Daniel C. Reardon

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANT TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF BREMER FINANCIAL CORPORATION FOR THE YEAR ENDED DECEMBER 31, 1998:

         [ ]  For                  [ ]  Against                  [ ]  Abstain

In the event of the inability or unwillingness of one or more of the above named nominees to serve as a director at the time of the Annual Meeting on April 21, 1998 or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also, in the discretion of the holders of said proxies, be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unwilling or unable to serve.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting; management is not presently aware of any such matters to be presented for action at the meeting.

The undersigned hereby ratifies and confirms all the proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies previously given to vote such shares.

This Proxy, when properly executed, shall be voted in the manner indicated by the undersigned shareholder, but if no direction is made, this Proxy will be voted in favor of fixing the number of Directors at not less than four nor more than ten, for the directors named in the Proxy Statement, and in favor of the proposal to ratify the selection of Deloitte & Touche LLP to audit the consolidated financial statements of Bremer Financial Corporation for the year ended December 31, 1998.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or in some other fiduciary capacity, please give full title as such.

DATED:__________________, 1998.         If a corporation, please sign in full
                                        corporate name by president or other
                                        authorized officer(s). If a partnership, please sign in a partnership name by authorized person(s).

                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly



                 (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY, USING THE ENCLOSED ENVELOPE)